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                                                                    EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion of our report dated December 4, 1997, with respect to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, and related schedule which report appears in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of World Access, Inc. dated November 9, 1998, and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

                                               /s/ KPMG PEAT MARWICK LLP

Salt Lake City, Utah
November 9, 1998